Exhibit 99.1

Deep Down Reports 2019 Results

Houston, TX – March 30, 2020 – Deep Down, Inc. (OTCQX: DPDW), a specialist in deepwater oil and gas production and distribution equipment and services, today reported results for its year ended December 31, 2019. Deep Down will hold a conference call tomorrow, Tuesday, March 31st at 10:00 am ET to review its results and outlook (call details below).

Deep Down at a Glance:

Share Price†:	$0.50	Cash & short-term investments*:	$3.5M
52-Week Range:	$0.35 - $0.95	Book Value*:	$14.4M
Shares Out.†:	12.5M	Price / Book Value:	0.4x
Market Cap:†	$6.3M	2019 Revenue:	$18.9M
*As of 12/31/19; †At 3/27/20

Charles Njuguna, Deep Down’s President and Chief Executive Officer, stated, “2019 was an important year for Deep Down as we concluded a thorough strategic review of our business, enhanced our Board of Directors, and established a new leadership team in addition to refining our operating strategy to focus on our core competitive strengths in order to enhance our profitability and cash flow. Reflecting upon these initiatives, we were successful in growing 2019 revenues by 17% to nearly $19 million, and we were able to trim our net loss to $2.8 million from $4.7 million in 2018.

“In response to recent challenges in the oil industry and the global COVID-19 pandemic, we are taking proactive steps to further reduce operational costs to levels more appropriate with the current volatility and uncertainty in our market.

“Despite the industry disruption, we continue to see solid levels of demand for our products and services both in the Gulf of Mexico, which is consistent with our strategy to concentrate on projects closer to our Houston base, as well as certain global markets. While we are able to continue supporting our customers’ critical infrastructure activities in compliance with governmental guidelines, our challenge is in estimating the actual timing of projects given global travel bans, customer budgeting decisions and other factors beyond our control.

“Our overall pipeline of revenue opportunities has remained healthy despite industry challenges, particularly in support of regular repairs and maintenance, emergency work, and projects to expand or extend the life of existing deepwater infrastructure. This demand was reflected by project awards earlier this year with two different independent operators in the Gulf of Mexico and West Africa, neither of whom we had worked with before.

“Deep Down entered 2020 with a solid balance sheet including over $3.5 million in cash and $4 million in accounts receivable, in addition to cash expected from projects in process or that we expect to start in the near future. We feel this financial foundation puts us in a strong position to face the near-term challenges in our industry. At the same time, we will utilize our enhanced sales efforts to strategically target new business opportunities.”

Operating Results

Reflecting an increasingly tentative industry environment, Deep Down’s Q4 2019 revenue declined to $2.9 million compared to $4.5 million in Q4 2018. However, full-year 2019 revenue increased 17% to $18.9 million, compared with $16.2 million in 2018, reflecting a year-over-year improvement in offshore activity.

Gross margin improved to 25% in Q4 2019 compared to 20% in Q4 2018, after excluding a non-recurring charge to depreciation in Q4 2018. This improvement in gross margin is principally due to a greater percentage of higher-margin service work in Q4 2019 vs. Q4 2018. Gross margin increased to 36% in 2019 compared to 32% in 2018, primarily due to increased revenue and a larger proportion of higher-margin service and equipment rental revenues in 2019 compared to 2018.

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Deep Down’s Q4 2019 selling, general and administrative (“SG&A”) expense increased from $2.0 million in Q4 2018 to $2.8M in Q4 2019, which includes a $0.9 million charge related to an accrual for legal matters in the fourth quarter of 2019. 2019 SG&A expenses increased to $8.9 million compared to $7.8 million in 2018 due to the aforementioned factors in addition to one-time costs of $0.3 million associated with the resignation of the Company’s founder in the third quarter of 2019. These expenses were partially offset by cost containment measures introduced in response to the Company’s renewed focus on its core business.

Q4 2019 and full-year 2019 operating expenses were impacted by an asset impairment charge of $0.4 million related to equipment identified as non-strategic to the core operations of the business. Q4 2018 and full-year 2018 operating expenses were impacted by an asset impairment charge of $1.9 million related to construction in progress and certain other equipment. Excluding asset impairments, Deep Down’s Q4 2019 operating expenses increased to $2.9 million from $2.1 million in Q4 2018. Despite the weight of a number of non-recurring factors, full-year 2019 operating expenses declined to $9.6 million compared with $10.0 million in 2018.

Deep Down reported a Q4 2019 net loss of $2.5 million, or $0.19 loss per diluted share, compared to a net loss of $3.5 million, or $0.26 loss per diluted share, in Q4 2018. Deep Down reported a 2019 net loss of $2.8 million, or $0.21 loss per diluted share, compared to a net loss of $4.7 million, or $0.35 loss per diluted share, in 2018. The net loss in 2019 was due to the aforementioned non-recurring operating and impairment expenses which was partially offset by the benefits of the firm-wide cost improvement plan initiated in late 2018.

Per share results in Q4 2019, Q4 2018, 2019 and 2018 are based on 13.29 million, 13.69 million, 13.39 million and 13.55 million weighted average shares outstanding, respectively.

Deep Down reported positive modified EBITDA of $0.5 million in 2019 compared to negative modified EBITDA of $1.4 million in 2018. The increase in modified EBITDA in 2019 was principally due to the impact of higher revenue and gross profit. A reconciliation of modified EBITDA, a non-GAAP measure, to net income is provided below.

Share Repurchases

On March 26, 2018, the Board of Directors authorized a repurchase program (the “2018 Repurchase Program”) under which the Company could repurchase up to $1 million of outstanding stock. The 2018 Repurchase Program was funded from cash on hand and cash provided by operating activities. During the year ended December 31, 2019, the Company repurchased 588,113 shares of common stock at a total cost of $0.2 million under the 2018 Repurchase Program.

On December 23, 2019, the Board of Directors authorized a new repurchase program (the “2019 Repurchase Program”) under which the Company could repurchase up to 500,000 shares of outstanding stock. The repurchase program would be funded from cash on hand and cash provided by operating activities and was scheduled to expire on December 20, 2020. During the year ended December 31, 2019, the Company repurchased 5,500 shares of common stock at a total cost of $4 thousand under the 2019 Repurchase Program. The average price per share of all treasury stock purchased in 2019 was $0.37.

An additional 743,815 shares of outstanding common stock were repurchased in the first quarter of 2020, for an aggregate purchase price of $0.5 million.

Financial Strength

At December 31, 2019, Deep Down had working capital of $4.9 million, including cash and short-term investments of $3.5 million and receivables of $4.5 million, and total shareholders’ equity of $14.4 million, or approximately $1.07 per common share. Accounts Receivable decreased by over $2.2 million in Q4 2019 compared to Q3 2019, as expected.

Trevor Ashurst, VP of Finance, commented, "Deep Down entered 2020 on strong financial footing, with approximately $10 million worth of projects in-house, subject to customer schedules in this upcoming year, and a range of encouraging indicators regarding future business opportunities. However, we are very mindful of the fluid capital expenditure forecasts of our customers especially when considering the effects of recent commodity price pressures and the COVID-19 pandemic. As such, the Company will continue to exercise cost discipline and streamline its product and service offerings to optimize project execution, increase competitiveness in the marketplace, and achieve financial success.”

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Conference Call Details:

Call Dial-in:	Domestic (877) 303-6187, ID 9090139
Webcast/Replay URL:	Deep Down Webcast
or https://edge.media-server.com/mmc/p/ry26noxm

Call Replay:	Domestic (855) 859-2056, ID: 9090139

Available through 04/7/2020

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Follow us on:           Twitter:          @DeepDownIR

Investor Relations:

Catalyst IR

Chris Eddy or David Collins

212-924-9800

dpdw@catalyst-ir.com

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

Condensed Consolidated Income Statement
	Twelve Months Ended December 31,		Three Months Ended December 31,
	2019	2018	2019	2018
(In thousands, except per share amounts)
Revenues	$18,915	$16,175	$2,949	$4,453
Cost of sales	12,118	11,393	2,220	4,004
Gross profit	6,797	4,782	729	449
Total operating expenses	9,598	9,990	3,254	3,998
Operating loss	(2,801)	(5,208)	(2,524)	(3,549)
Total other income (expense)	19	474	(0)	7
Loss before income taxes	(2,782)	(4,734)	(2,524)	(3,542)
Income tax (benefit) expense	(8)	8	(23)	(7)
Net loss	$(2,774)	$(4,742)	$(2,502)	$(3,535)
Net loss per share, basic and diluted	$(0.21)	$(0.35)	$(0.19)	$(0.26)
Weighted-average shares outstanding, basic and diluted	13,386	13,553	13,290	13,693

Balance sheet data:
	December 31,
	2019	2018
(In thousands)
Assets:
Cash and short-term investments	$3,523	$3,050
Other current assets	5,424	6,940
PP&E, net	7,964	9,691
Other non-current assets	4,640	439
Total assets	$21,551	$20,120

Liabilities:
Current liabilities	4,008	2,964
Total long-term debt	–	47
Other long-term liabilities	3,180	–
Total liabilities	7,188	3,011
Stockholders' equity	14,363	17,109
Total liabilities and stockholders' equity	$21,551	$20,120

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(Unaudited)

Modified EBITDA data:
	Twelve Months Ended December 31,
	2019	2018
(In thousands)
Net loss	$(2,774)	$(4,742)
Deduct: Interest income, net	(12)	(35)
Add: Income tax (benefit) expense	(8)	8
Add: Depreciation & amortization	1,381	1,872
Add: Share-based compensation	250	56
Add: Asset impairment	396	1,890
Deduct: Gain on sale of asset	(7)	(439)
Add: Litigation accrual	940	–
Add: One-time charges related to founder's resignation	349	–
Modified EBITDA (Loss)	$515	$(1,390)

Cash flow data:
	Twelve Months Ended December 31,
	2019	2018
(In thousands)
Cash provided by (used in):
Operating activities	$237	$(1,545)
Investing activities	1,549	(346)
Financing activities	(278)	(33)
Change in cash	$1,508	$(1,924)

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